UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

41 Grand Avenue, River Edge, New Jersey 07661
(Address of principal executive offices, including ZIP code)

(201) 343-5202
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2016, Nephros, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with certain accredited investors pursuant to which it sold an aggregate principal amount of $807,000 of its 11% Unsecured Promissory Notes (the “Notes”) and five-year warrants to purchase an aggregate of 1,614,000 shares of the Company’s common stock at an exercise price of $0.30 per share (the “Warrants”).

The outstanding principal under the Notes bears interest at the rate of 11 percent per annum. During the term of the Notes, interest is payable in cash semi-annually in arrears. The entire outstanding principal and accrued interest is due in full on the third anniversary of the issuance of the Notes. The Company may prepay the Notes prior to the maturity date at any time without penalty or premium. Upon an “Event of Default” under the Notes, the holders may declare the entire outstanding principal and accrued interest due and immediately payable. As defined under the Notes, an Event of Default includes the Company’s failure to pay any principal, interest or other amount owing under the Notes when due, the commencement of a bankruptcy or similar insolvency proceeding and the sale of the Company.

Pursuant to the terms of the Purchase Agreement, the Company granted the purchasers “piggy-back” registration rights, meaning that the Company is required to offer to the purchasers the right to include the shares issuable to such purchasers upon exercise of the Warrants in the next registration statement that the Company files under the Securities Act of 1933, as amended, subject to certain customary exceptions described in the Purchase Agreement.

The purchasers of the Notes included PoC Capital, LLC, an entity owned by Daron Evans, the Company’s President and Chief Executive Officer, as well as two of Mr. Evans minor children for whom he acts as custodian. Collectively, such purchasers related to Mr. Evans purchased $30,000 principal amount of Notes and Warrants to purchase 60,000 shares of common stock. In addition, Lambda Investors LLC (“Lambda”), purchased Notes in the principal amount of $300,000 and received Warrants to purchase 600,000 shares of common stock. Prior to the purchase and sale of the Notes and Warrants, Lambda beneficially owned approximately 64% of the Company’s outstanding common stock. Lambda is controlled by Wexford Capital LP. Arthur H. Amron, one of our directors, is a Partner and General Counsel of Wexford Capital LP. Paul A. Mieyal, one of our directors and our former Acting President, Acting Chief Executive Officer, and Acting Chief Financial Officer until April 15, 2015, is a Vice President of Wexford Capital LP.

The foregoing descriptions of the Notes, Warrants and Purchase Agreement do not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the full text of such documents. The Company will file complete copies of the forms of Note, Warrant and Purchase Agreement with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, or by amendment to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 3.02.

The offer and sale of Notes and Warrants pursuant to the terms of the Purchase Agreement constituted a private placement under Section 4(2) of the Securities Act of 1933, as amended, in accordance with Regulation D promulgated thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: June 7, 2016	By:	/s/ Daron Evans
Daron Evans
President & Chief Executive Officer

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